Exhibit 4.17

Pursuant to 17 CFR 229.601(b)(10)(iv), confidential information (indicated by [***]) has been omitted from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

MASTER SERVICES AGREEMENT

This Master Services Agreement is entered into as of this 8 day of May, 2020 (“Effective Date”), by and between AssistRx, Inc., a Delaware corporation, with an address at 4700 Millenia Boulevard, Suite 500, Orlando, Florida 32839, on behalf of itself and its affiliates, subsidiaries and divisions (“ARX”) and Chiasma, Inc., a Delaware corporation, with an address at 140 Kendrick St. Needham, MA 02494 (“Client”) (collectively, the “Parties” and individually a “Party”).  This Master Services Agreement (including all exhibits, schedules, and attachments hereto, the “Agreement”) sets forth the terms and conditions under which ARX will provide services to Client:

1.	Services.
(A)         During the term of this Agreement, ARX agrees to provide services and deliverables as more specifically set forth in one or more Statements of Work (collectively, the “Services”).  Each Statement of Work will specify the Client’s products (collectively the “Products”) to which the Services pertain.  Each Statement of Work will be subject to all of the terms and conditions of this Agreement, in addition to the specific terms and provisions set forth in the subject Statement of Work.  To the extent any terms or provisions of a Statement of Work conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement will prevail, except to the extent that the applicable Statement of Work expressly and specifically states an intent to supersede this Agreement on a specific matter.  ARX will not begin providing any Services until the applicable Statement of Work has been executed by both Parties.  The Statements of Work are an integral part of this Agreement and are hereby incorporated into this Agreement by reference.  The Services may be changed only by written amendments to the Statements of Work as agreed to and signed by the Parties.  ARX represents and covenants that in the provision of Services it shall (i) use qualified individuals who possess the requisite training, education, experience and skill to perform its obligations, (ii) exercise judgment in a manner consistent with high-quality professional standards, and (iii) perform the Services in accordance with the terms and subject to the conditions set forth in the applicable Statement of Work and this Agreement.

(B)         In the event Client requires new or additional services during the term of this Agreement, Client shall inform ARX in writing of the requested new or additional services.  Following such request, the Parties will work together in good faith using agreed upon financial rates for work hours and methods to prepare a mutually acceptable new Statement of Work.  Unless and until the Parties have executed a new Statement of Work, neither Party will have any obligations with respect to any requested new or additional services.

(C)          All terms, provisions, and conditions of any purchase order issued by Client shall be considered null and void and of no force and effect as to the Parties, and the terms and conditions of this Agreement shall govern all purchase orders.

(D)        ARX will utilize its standard operating procedures in providing the Services.  Upon request by Client, ARX will provide copies of such standard operating procedures to Client.  Client may request that ARX reasonably accommodate Client requested modifications to ARX’s standard operating procedures, which shall be reflected in a Client-specific work instructions (“WIs”).  Where no such standard operating procedure exists, the Parties agree to develop, at Client’s cost, mutually agreeable WIs to support the delivery of Services.

2.	Term.
This Agreement shall commence on the Effective Date and shall continue for [***] years hereafter unless terminated sooner as provided in Section 9 (“Initial Term”).  This Agreement shall automatically renew upon expiration of the Initial Term for successive additional one (1) year terms (each a “Renewal Term”) unless a Party advises the other Party in writing within [***] calendar days of the expiration of the Initial Term or Renewal Term of its intention not to renew this Agreement.  In the event the performance of obligations set forth in a Statement of Work issued hereunder has not been completed at such time as this Agreement is scheduled to expire, this Agreement shall continue in force until such time as all such obligations have been satisfied.

AssistRx & Chiasma MSA	1

3.	Fees.
(A)        ARX shall be paid in accordance with the pricing set forth in each Statement of Work.  All undisputed payments shall be paid to ARX within [***] calendar days from receipt by Client of an invoice from ARX.  Client shall notify ARX within [***] calendar days from receipt of an invoice of a dispute with any charges set forth in an invoice.  The Parties agree to work in good faith to resolve any such disputes.  Payment on disputed invoices is due within [***] calendar days of dispute resolution.  All payments not made when due shall be subject to late charges of the lesser of (i) [***] per month of the overdue amount, or (ii) the maximum amount permitted under applicable law.  Client shall reimburse ARX for all fees and expenses, including reasonable attorneys’ fees, ARX incurs to collect, or attempt to collect, amounts owed by Client to ARX.

(B)         All fees are exclusive of all sales, use or excise taxes, and other similar duties and charges of any kind imposed by any federal, state or local governmental entity on any amounts payable by Client under this Agreement.  Any such taxes, duties and charges currently accessed, or which may be accessed in the future, that are applicable to the sales or services under this Agreement are for Client’s account, and Client agrees to pay such taxes.  ARX will collect and remit such taxes to the respective tax authority.

(C)         By entering into this Agreement, the Parties specifically intend that no part of any consideration or obligations hereunder is a prohibited act intended for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business.  The Parties agree that the compensation provided herein has been determined in arm’s length bargaining and is consistent with fair market value in arm’s-length transactions.  The Parties shall comply with the Federal Anti-Kickback Statute (42 USC §1320a-7b(b)).  Client shall comply with the Federal Stark Law (42 USC § 1395nn) and agrees that no consideration or obligation under this Agreement shall involve the formation of a financial relationship with a physician that refers designated health services to Client.

4.	Expenses.
In addition to the applicable fees set forth in a Statement of Work, Client shall reimburse ARX for travel and other out-of-pocket expenses reasonably incurred in connection with the Services, which have the prior written approval of Client.  Upon request by Client, ARX shall provide to Client copies of receipts and supporting documentation for expenses invoiced in the amount of [***] or more, which expenses will be reimbursed in accordance with Client’s standard expense reimbursement policy.  All expenses not pre-approved by Client or not otherwise meeting the requirements of this Agreement or the Statement of Work to which it applies shall be the sole responsibility of ARX.

5.	Confidentiality.
(A)       General Confidentiality.  Each Party, as a “Receiving Party”, agrees to maintain in confidence and not to disclose to any third-party (whether by publication or otherwise), or use for its own benefit or for the benefit of any third-party without the prior written consent of the other Party (the “Disclosing Party”), any information, data, or other material, in any form whatsoever, received from the Disclosing Party which the Receiving Party knows or should know is of a confidential and/or proprietary nature, including, without limitation, know-how; technology; intellectual property; strategies, including, without limitation, business strategies.  pricing strategies, sales strategies, marketing strategies and trade and distribution strategies; product specifications; product information; information regarding products in development; research and development information; customer information; information regarding rebates, pre-bates, concessions and discounts; sales and marketing information; pricing information; business plans; customer information; inventions; reporting packages; system information; proprietary software and related user documentation; pharmacy records; operating procedures; technical information; specifications and protocols; product pricing or government pricing; pricing negotiations; financial information, and information and documents concerning a Disclosing Party’s systems, business planning and business and financial forecasting which have been disclosed to the Receiving Party by or on behalf of the Disclosing Party, or obtained or developed by the Receiving Party in connection with this Agreement, and including information contained in reports produced by ARX pursuant to this Agreement (collectively, “Confidential Information”).  For the avoidance of doubt, Confidential Information will not include patient and prescription records that ARX or its affiliates or subcontractors are required by applicable laws to maintain.  The Receiving Party agrees to maintain the Confidential Information of the Disclosing Party in confidence and to protect such information from unauthorized use, access or disclosure in the same manner as the Receiving Party protects its own confidential information and with no less than commercially reasonable care.  Notwithstanding any other provision of this Agreement, the foregoing obligations shall remain in effect, with respect to each Party, for a period of [***] years following termination of this Agreement.  The Parties shall not divulge to each other or use any information that is the proprietary property of a third-party without such third-party’s prior approval and without providing the Receiving Party notice that such information is owned by a third-party prior to its disclosure to the Receiving Party.  Notwithstanding the foregoing, the Receiving Party may disclose the Confidential Information of the Disclosing Party to its officers, agents, employees, and subcontractors who have a need to know such Confidential Information and who are involved in the performance of this Agreement and Statements of Work hereunder, provided that such persons and entities are bound by obligations of nondisclosure and non-use substantially the same in scope as those contained in this Section 5(A).  The Receiving Party will only use the Confidential Information of the Disclosing Party to the extent necessary to perform its obligations, or exercise its rights, hereunder.

AssistRx & Chiasma MSA	2

(B)         Exceptions.  The restrictions in this Section 5 shall not apply to Confidential Information that the Receiving Party can demonstrate (i) was known to the Receiving Party prior to receipt hereunder as demonstrated in contemporaneously generated written records; (ii) at the time of disclosure was generally available to the public, or which after disclosure hereunder, becomes generally available to the public, through no fault of the Receiving Party; (iii) is hereafter made available to the Receiving Party from any third-party having a right to do so on a non-confidential basis; (iv) results from research and development by the Receiving Party independent of any disclosure of Confidential Information by or on behalf of Disclosing Party, as shown by contemporaneously generated written records, or (v) with respect to ARX, is hereafter made available to ARX from commercial health plans, health insurance carriers, health maintenance organizations, third-party administrators, union- or employer-sponsored health benefit programs, and/or government-sponsored health programs, health care providers (including, without limitation, physicians, physician assistants, nurse practitioners, and other licensed health care professionals), health care facilities (including, without limitation, hospitals, skilled nursing facilities, rehabilitation facilities, and other licensed and non-licensed facilities which provide health care to patients), prescribers, healthcare professionals, pharmacies, healthcare facilities, insurers, having a right to do so as a result of the services provided by ARX hereunder and to such third-party (collectively the “Unrestricted Data”).

(C)         Disclosures Required by Law.  In the event that disclosure of Confidential Information is required by law, regulations, subpoena, government order or judicial order, the Receiving Party shall promptly notify the Disclosing Party upon such request for disclosure and prior to such disclosure to permit the Disclosing Party to oppose same by appropriate legal action, and in the absence of a protective order, the Receiving Party shall disclose only that portion of the Confidential Information that the Receiving Party is legally compelled to disclose based on advice of counsel.  Disclosure(s) made in a manner consistent with the provisions of this Section 5(C) shall not be deemed to constitute violation(s) of this Agreement.

(D)         Duties upon Termination or Expiration.  Upon termination or expiration of this Agreement, the Receiving Party will cease using the Disclosing Party’s Confidential Information, and all such information provided to the Receiving Party shall be returned to the Disclosing Party or destroyed immediately upon Disclosing Party’s request, and the Receiving Party shall provide a certification of destruction, unless the Receiving Party is required to maintain such information by any applicable laws, or to comply with auditing requirements or to ensure compliance with this Agreement.  Notwithstanding the foregoing, the Receiving Party shall not be required to destroy electronic files containing Confidential Information of the Disclosing Party that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

(E)       Subpoenas and Requests for Information.  Client will reimburse ARX for its reasonable costs and expenses associated with ARX’s production of information and documents, including without limitation, Client’s Confidential Information, in response to subpoenas issued by, or requests for information from, a regulatory, administrative and/or governmental body or entity which subpoena or request arises from or relates to the Products, this Agreement, the Services and/or Client’s publication, promotion, discussions, and/or use of any data derived from the provision of the Services.

6.	Intellectual Property.
(A)          Materials.  All program specific materials (but not the Deliverables and ARX Technology), WIs, documentation, and biological, chemical or other materials controlled by Client and furnished to ARX by or on behalf of Client (collectively, with all associated intellectual property rights, the “Client Materials”) will remain the property of Client.  ARX will use Client Materials only as necessary to perform Services.  Client grants to ARX and its subcontractors, a non-exclusive, non-transferable (except in connection with a Permitted Assignment as defined in Section 16(D)), irrevocable license to use the Client Materials, and Client Works during the term of this Agreement.

AssistRx & Chiasma MSA	3

(B)         Ownership.  As between Client and ARX, ARX shall own any and all Deliverables, as specifically identified within each applicable Statement(s) of Work (the “Deliverables”), as well as all of the technology properties, source code and derivatives, algorithms, data, methods, data analytics (but not Client Data (as hereinafter defined) Client Materials, or Client Works), software development, work product, tools, methodologies, and processes, and rights to use, market, develop, and provide integrated technology solutions incorporated into all technology and software that ARX utilizes in performing the Services hereunder and to which ARX thereafter gives Client access in the course of the performing the Services including, without limitation, the iAssist suite of technology properties including, but not limited to the AssistRx CRM (Salesforce Customization/Configuration), ePrescribe, elnformatix, eHIPAA, eSignature, eCase, eNurse, eRxEligibility, eMedical, eClaims, eComply, eCopay, ePA, ePAP, eSecure Chat, eMessaging, iAssist, Caret, Management Analytics Dashboard, and other technologies supporting reimbursement and patient assistance services which are incorporated into the iAssist suite of technology properties, and any and all standard software or service products utilized by ARX (the “ARX Technology”).  The Parties acknowledge and agree that all Deliverables and ARX Technology are not deemed a “work made for hire” under this Agreement or any Statement of Work.

Notwithstanding the foregoing, ARX hereby acknowledges and agrees that, excluding any and all Deliverables and ARX Technology, that any program specific customer-facing materials that are developed specifically for the benefit of the Client’s program, including, the so-called, “program training materials,” “FAQ documents,” “quick reference guides,” “scripts,” “business requirements documents,” and “telephony routing” developed specifically for the program services, together with any associated copyrights, are works made for hire and the exclusive property of Client (collectively, the “Client Works”).  To the extent that any Client Works may not, by operation of law, be works made for hire, this Agreement shall constitute an irrevocable assignment by ARX to Client of the ownership of and all rights of copyright in, such items, and Client shall have the right to obtain and hold in its own name, rights of copyright, copyright registrations, and similar protections which may be available in the works.  ARX shall give Client or its designees all assistance reasonably required to perfect such rights.  For the avoidance of doubt, each of the items listed in Exhibit A hereto shall be deemed Client Works hereunder.  Client grants to ARX an irrevocable license and right to utilize the Client Works as described in this paragraph, for its own internal business purposes.

(C)         Retained Rights.  For the avoidance of doubt, ARX shall retain all rights to perform custom application development for the iAssist suite of technology properties, including, but not limited to, portals and mobile web for Client, incorporating healthcare platforms using iAssist Technology properties serving multiple stakeholders and other clinical interoperability solutions.  Client acknowledges ARX’s proprietary rights in the Services, ARX Technology and ARX Property (as hereinafter defined).  If Client suggests any new features, functionality or performance for the Services or ARX Technology that ARX subsequently incorporates, Client hereby acknowledges that (i) ARX shall own, and has all rights to use and incorporate, such suggestions and the Services and ARX Technology incorporating such new features, functionality, or performance shall be the sole and exclusive property of ARX, and (ii) all such suggestions shall be free from any confidentiality restrictions that might otherwise be imposed upon ARX.

(D)          ARX Property.  Notwithstanding the foregoing, ARX will retain full ownership rights in and to all pre-existing templates, programs, procedures, formulas, practices and know-how, methodologies, processes, technologies and other materials developed or licensed by ARX prior to or apart from performing its obligations under this Agreement or which have general application or use for ARX’s business (collectively, with all associated intellectual property rights, the “ARX Property”), regardless of whether such ARX Property is used in connection with ARX’s performance of its obligations under this Agreement.  ARX will grant and does grant to Client a non-exclusive, non-transferable (except in connection with a Permitted Assignment as defined in Section 16(D)), irrevocable, non-sublicensable license to use ARX Property as required for Client to use the Deliverables.

(E)          No Work for Hire.  Except as expressly set forth in Section 6(B) above concerning Client Works, Client acknowledges and agrees that the Services shall not be considered a “work made for hire” and no work product, Deliverables, or improvements, modification or derivatives of any ARX Property and ARX Technology shall be assigned by ARX to Client, and ARX shall remain the owner of such work product, Deliverables, ARX Property and ARX Technology and all improvements, modification and derivatives thereof Client shall retain ownership of its Products, Client Materials and all improvements thereto and all Client Works.  ARX’s Services are non-exclusive and ARX retains the right to provide the same or similar services to others.

AssistRx & Chiasma MSA	4

(F)        Anti-Reverse Engineering.  Client shall not copy, decompile, reverse engineer, disassemble, attempt to deprive the source code, modify or create derivative works or commercially exploit, other than for its own internal use (collectively “Reverse Engineering”) the ARX Technology.  ARX may consider any violation of Reverse Engineering a material breach of this Agreement.  ARX may take whatever remedial action it determines in its sole discretion is appropriate if Client violates these restrictions, including, but not limited to, immediate suspension or cancellation of this Agreement.

7.	Data.
(A)         Ownership of Data.  All data which is entered by Client, Client’s vendors (but specifically excluding the Unrestricted Data referenced in Section 5(B)) into any one or more of the iAssist suite of technology properties (or any other software systems provided by ARX to Client hereunder) (collectively, “Client Data”) shall be owned solely by Client.  Client grants to ARX and its subcontractors a non-exclusive, non-transferable (except in connection with a Permitted Assignment as defined in Section 16(D)), irrevocable, license to use the Client Data within the United States, its territories and possessions, during the term of this Agreement, subject to terms of this Agreement, for only the limited purpose of fulfilling ARX’s obligations pursuant to this Agreement.  ARX may use or process any and all Client Data, Unrestricted Data and any and all information, including PHI (as hereinafter defined), that it obtains from Client, patients, prescribers or other third-parties during the course of providing services under this Agreement for any and all secondary uses, to the extent permitted by applicable law.  Notwithstanding anything contained herein to the contrary, all information, records and data that ARX (or any of its affiliates or subcontractors) is required to maintain by applicable law, including but not limited to patient records, prescription records and pharmacy records shall be considered the property of ARX (or such affiliate or subcontractor, as applicable).

(B)           Blind Data.  Notwithstanding anything herein to the contrary, except as otherwise approved by Client, ARX shall have the right to utilize data capture, syndication and analysis tools, and other similar tools, to extract, compile, synthesize, and analyze any non-personally identifiable data or information resulting from Client’s access and use of the Services and ARX Technology (“Blind Data”) solely in connection with improvements to the Services, quality assurance and reporting purposes.

(C)          Transition Services.  Provided that no undisputed invoices are outstanding and overdue, ARX agrees to assist Client, upon Client’s written request, with the decommissioning and transition of any of the Services to Client or Client’s agent to ensure a smooth transition and uninterrupted service.  Such assistance (the “Exit Services”) shall be described in a new Statement of Work executed by the Parties.  Client shall pay ARX’s fees for the Exit Services actually performed by ARX in accordance with the rates negotiated by the Parties and set forth in the applicable Statement of Work and any and all costs and expenses authorized by Client in accordance with the Statement of Work and actually incurred by ARX in connection with the Exit Services.

8.	Indemnification.
(A)        ARX Indemnification.  ARX shall indemnify and hold Client and its officers, directors, stockholders, employees, and all of its successors, assigns harmless from and against any and all liability, losses, damages, claims, demands, fines, causes of action, suits or proceedings and expenses connected therewith (including reasonable attorneys’ fees, as incurred) (collectively “Losses”) arising from (i) third-party claims that the Services infringe such third-party’s intellectual property rights registered within the United States, (ii) ARX’s violation of applicable law in the performance of the Services hereunder; or (iii) ARX’s gross negligence, or willful misconduct,.  Notwithstanding the foregoing, ARX shall not have any obligation to indemnify Client from any claim of infringement to the extent that such claim arises out of (i) any Client Data or Client Materials; (ii) ARX’s compliance with Client’s required specifications; (iii) any modification of the Services other than by ARX, or (iii) the combination of the Services with any other service or component not provided by ARX.

(B)        Client Indemnification.  Client shall indemnify and hold harmless ARX, and its officers, directors, stockholders, employees, and all of its successors, assigns from and against any and all Losses arising from (i) third-party claims that (a) the Client Data or Client Materials infringe such third-party’s intellectual property rights, or (b) Client did not have all necessary rights and/or consents to provide ARX access to the Client Data or Client Materials; (ii) any violation of applicable law by Client or its employees or contractors; (iii) any act or omission by any ARX employee or contractor undertaken at the express written direction of Client; (iv) product liability relating to Products; and/or (v) any claims, enforcement actions, fines, costs, or recalls or retrievals of Products.

AssistRx & Chiasma MSA	5

(C)         Indemnification Procedure.  If either Party seeks indemnification hereunder (the “Indemnified Party”) from the other Party (the “Indemnifying Party”) with respect to a third-party claim, the Indemnified Party will notify the Indemnifying Party as promptly as practicable and give the Indemnifying Party an opportunity to defend the claim.  The Indemnified Party will provide reasonable cooperation in connection with such defense.  If the Indemnifying Party fails to defend the claim within a reasonable time, the Indemnified Party may, upon written notice to the Indemnifying Party, assume the defense thereof, and the Indemnifying Party will repay the Indemnified Party for all reasonable expenses incurred in connection with such defense (including reasonable attorneys’ fees, as incurred, but excluding in-house counsel fees, settlement payments, and payments of judgments) until the Indemnifying Party assumes such defense.  The foregoing indemnity and reimbursement obligations will extend only to the Losses actually incurred by the Indemnified Party, reduced by any offsetting assets, payments or services relating to such Loss received from any third-party including any insurer.  Subject to the provisions of Section 15, the Indemnifying Party will be subrogated to all rights of the Indemnified Party against any third-party with respect to any claim for which indemnity was paid.

(D)         Settlement.  No compromise or settlement of any third-party claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which consent will not be unreasonably withheld or delayed), unless: (a) there is no finding or admission of any violation of applicable laws or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party; (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (c) the Indemnified Party’s rights under this Agreement are not adversely affected.  The Indemnified Party will have no right to settle any such third-party claim without the prior written consent of the Indemnifying Party (and any such settlement without the prior written consent of the Indemnifying Party will relieve the Indemnifying Party of its obligations under this Section 8(D) with respect to such settlement) unless: either the Indemnifying Party refuses or fails to assume the defense of the Indemnified Party as required in Section 8(C), or (x) there is no finding or admission of any violation of applicable laws or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnifying Party; (y) the sole relief provided is monetary damages that are paid in full by the Indemnified Party, in which case the Indemnified Party waives all rights to recover the such paid damages from the Indemnifying Party, and (z) the Indemnifying Party’s rights under this Agreement are not adversely affected.

(E)         Nature of Payments of Indemnified Claims.  All payments made by a Party in respect of claims that are indemnified pursuant to this Agreement will be considered direct damages, not consequential, indirect, incidental, special, or punitive damages, without regard to the nature of the claim which gave rise to such obligation to indemnify.

(F)          SOLE REMEDY.  THIS SECTION 8 SETS FORTH CLIENT’S SOLE REMEDIES AND ARX’S SOLE LIABILITY AND OBLIGATION FOR ANY ACTUAL, THREATENED, OR ALLEGED CLAIMS THAT THE ARX TECHNOLOGY, THE DELIVERABLES AND /OR ANY ARX PROVIDED MATERIALS INFRINGES, MISAPPROPRIATES, OR OTHERWISE VIOLATES ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD-PARTY.

9.	Termination.
(A)         Breach or Default.  This Agreement may be terminated by either Party for a material and continuing breach that remains uncured beyond [***] calendar days following receipt of a written notice of breach from the non-breaching Party provided, however, if the nature of the breach is such that more than [***] calendar days are required for its cure, then the breaching-Party shall not be in default if the breaching-Party commences to cure within said [***] calendar days and thereafter cures said breach within an additional [***] calendar days.

(B)          Termination for Government Investigation or Conviction.  Either Party may terminate this Agreement immediately upon written notice to the other Party in the event that the other Party is convicted of engaging in fraudulent or criminal conduct in connection with the Services or the applicable Product.

(C)         Termination upon Insolvency.  This Agreement may be terminated by a Party immediately and without notice in the event the other Party: (i) admits in writing its inability to pay its debts generally as they become due; (ii) makes a general assignment for the benefit of creditors; (iii) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a petition of bankruptcy against it; (iv) is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (v) seeks reorganization under any bankruptcy act, or consents to the filing of a petition seeking such reorganization, or (vi) ceases to do business itself or through a successor.

AssistRx & Chiasma MSA	6

(D)          Termination of a Statement of Work.
1.
Termination for Breach.  Either Party may give the other written notice of a material breach of a Statement of Work.  If the breaching Party has not cured said breach within [***] calendar days from the date such notice was sent, the subject Statement of Work may be terminated at the option of the non-breaching Party, provided, however, if the nature of the breach is such that more than [***] calendar days are required for its cure, then the Party shall not be in default if the Party commences to cure within said [***] calendar days and thereafter cures said breach within an additional [***] calendar days.

2.	Termination of the Agreement. The termination of this Agreement by either Party pursuant to Sections 9(A)-(C) shall automatically terminate any and all Statements of Work, unless otherwise agreed.

3.
Termination Rights in a Statement of Work.  A Statement of Work may be terminated in accordance with the termination provisions, if any, set forth in the applicable Statement of Work without terminating this Agreement.

(E)          Termination Upon Acquisition.  In the event of (i) the sale of all or substantially all of the assets of ARX to an independent third party; (ii) a sale resulting in more than [***] of the share of stock in ARX being held by an independent third party; or (iii) a merger, consolidation, recapitalization or reorganization of ARX with or into an independent third party that results in the inability of the current shareholders (as of the Effective Date) to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company), this Agreement may be terminated by Client after [***] following the closing of such transaction upon [***] days notice to ARX, which termination shall be without prejudice or penalty; provided that Client shall comply with Section 9(F) below.

(F)         Effect of Termination.  Upon termination or expiration of this Agreement for any reason, Client’s right to access and use the Services and any ARX Technology or ARX Property shall immediately cease.  Any termination or expiration of this Agreement will not relieve either Party of any obligation, including without limitation the obligation to make payment, incurred hereunder prior to such termination or expiration.  Further, upon termination or expiration of this Agreement or a Statement of Work relating to Products, provided that no undisputed invoices are outstanding and overdue, ARX will transfer or dispose of any Products in its possession as directed by Client and at Client’s expense.

(G)        Exit Services.  Upon termination or expiration of this Agreement or a Statement of Work, provided that no undisputed invoices are outstanding and overdue, ARX agrees to assist Client, upon Client’s written request, with the decommissioning and transition of any Services to Client or Client’s agent to ensure a smooth transition and uninterrupted service.  Such assistance (the “Exit Services”) shall be described in a new Statement of Work executed by the Parties.  Client shall pay ARX’s fees for the Exit Services actually performed by ARX in accordance with the rates negotiated by the Parties and set forth in the applicable Statement of Work and any and all costs and expenses authorized by Client in accordance with the Statement of Work and actually incurred by ARX in connection with the Exit Services.

10.	Covenants, Representations and Warranties.
(A)          ARX
1.
ARX represents and warrants that it and the ARX Technology complies, and shall comply throughout the term hereof, with applicable federal, state and local laws and regulations relating to the privacy and security of any “protected health information” (“PHI”), as defined in 45 C.F.R. §160.103, including, but not limited to, the Standards for Privacy of Individually Identifiable Health Information and the Security Standards for the Protection of Electronic Protected Health Information and other applicable requirements of 45 C.F.R. §160, 162, and 164 (the “HIPAA Privacy and Security Regulations”) promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996.

AssistRx & Chiasma MSA	7

2.	ARX represents and warrants to Client that after due inquiry:
a.
Neither ARX nor any employee of ARX has been debarred, as of the Effective Date, by the United States Food and Drug Administration (“FDA”) pursuant to its authority under Sections 306(a) and (b) of the U.S. Food, Drug and Cosmetic Act (21 U.S.C. §335(a) and (b)), or is, as of the Effective Date, the subject of any investigation or proceeding which may result in debarment by the FDA; and

b.
Neither ARX nor any employee of ARX is, as of the Effective Date, included, in the List of Excluded Individuals/Entities (maintained by the U.S. Department of Health and Human Services Office of Inspector General) or the List of Parties Excluded from Federal Procurement and Non-Procurement maintained by the U.S. General Services Administration or, as of the Effective Date, is the subject of any investigation or proceeding which may result in inclusion in any such list.

3.
ARX represents and warrants that its Services shall substantially conform to specifications set forth in the Statement(s) of Work in all material respects.  In the event of a breach of this warranty, ARX’s sole responsibility and Client’s sole remedy shall be for ARX to use commercially reasonable efforts to correct such flaw in a timely manner, but only to the extent that such flaw is due to the malfunction of ARX’s computer operating systems or programs.  This warranty does not apply to any media or documentation which has been subjected to damage or abuse or to any claim resulting, in whole or in part, from changes in the operating characteristics of computer hardware or computer operating systems made after the release of the applicable hardware or systems, or which result from problems in the interaction of the hardware or systems with non-ARX software or equipment, or from a breach by Client of any of its obligations hereunder.

EXCEPT FOR THE WARRANTIES CONTAINED IN THIS SECTION 10(A) THERE ARE NO OTHER EXPRESSED OR IMPLIED OR STATUTORY WARRANTIES OF ANY KIND BY ARX, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, INFRINGEMENT OR THAT ARX SERVICES, ARX TECHNOLOGY, OR THE DELIVERABLES WILL OPERATE UNINTERRUPTED OR ERROR-FREE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY ARX.

(B)          Both Parties
1.
Compliance with Laws and Industry Guidelines.  ARX and Client each agree that it shall comply with all applicable federal, state and local laws and regulations in performance of its respective obligations pursuant to this Agreement, including, without limitation, laws related to fraud, abuse, privacy, discrimination, confidentiality, false claims and prohibitions of kickbacks, the marketing, sale, distribution, and promotion of prescription drugs, and patient confidentiality and/or privacy, as such laws are applicable to the Parties under this Agreement.  Each Party represents and warrants that it has received, as of the Effective Date, and that it will diligently maintain in good standing all necessary licenses, approvals and authorizations required by applicable laws to distribute and dispense Products in the United States and to conduct all other activities required under this Agreement (including the performance of Services).

2.	Authority. ARX and Client each warrant and represent that it has the full right and authority to enter into this Agreement.

(C)          By Client
1.	Products. Client warrants and represents that:
a.
The Products have received, as of the Effective Date, or are exempt from, marketing clearances, licenses, approvals, or authorizations (“Marketing Authorizations”) required by any applicable laws, including but not limited to the Federal Food, Drug, and Cosmetic Act (“FD&C Act”), the Federal Public Health Service Act (“PHS Act”) and the regulations promulgated under both the FD&C Act and PHS Act, and therefore, may be legally marketed and distributed in accordance with such Marketing Authorizations, clearances, licenses, or approvals, or under a legally recognized exemption from such Marketing Authorizations, clearances, licenses, or approvals.  Furthermore, Client represents and warrants that the Products’ labeling and any promotional materials Client provides to ARX in connection with this Agreement are and shall be accurate, complete, and in compliance with FDA labeling (21 C.F.R. part 801) requirements and other applicable laws.

AssistRx & Chiasma MSA	8

b.
The Products comprising each shipment or other delivery hereafter made by Client to ARX at any of ARX’s facilities are, as of the date of such shipment or delivery, to be, on such date, not adulterated or misbranded within the meaning of the FD&C Act, and not an article precluded from introduction into interstate commerce by section 404, 505, or 512 of the FD&C Act.  Client will manufacture the Products in accordance with the Products’ specifications and applicable FDA current Good Manufacturing Practices, and in accordance with all applicable laws.

c.
The Products are free from defect in design, material and workmanship, and are marketed in compliance with applicable laws; are manufactured in accordance with FDA current FDA Good Manufacturing Practices as required by 21 C.F.R. §§ 210 and 820, and are fit for the ordinary purposes for which such products are intended.

11.	Limitation of Liability.
(A)         NEITHER CLIENT’S NOR ARX’S CUMULATIVE AGGREGATE LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT (WHETHER UNDER CONTRACT, TORT, OR ANY OTHER THEORY OF LAW OR EQUITY), INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES, OTHER THAN LIABILITY FOR INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS, AND FOR THE BREACH OF THE OBLIGATIONS OF CONFIDENTIALITY AS SET FORTH IN THIS AGREEMENT, SHALL NOT EXCEED, UNDER ANY CIRCUMSTANCES, THE AMOUNTS PAID BY CLIENT FOR THE SERVICES UNDER THE APPLICABLE STATEMENT OF WORK, BUT EXCLUDING PASS-THROUGH COSTS, FOR THE [***] MONTH PERIOD IMMEDIATELY PRECEDING THE MONTH IN WHICH THE EVENT GIVING RISE TO THE LIABILITY OCCURRED; PROVIDED, HOWEVER, THAT NEITHER PARTY’S CUMULATIVE AGGREGATE LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT (WHETHER UNDER CONTRACT, TORT, OR ANY OTHER THEORY OF LAW OR EQUITY), INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES, FOR THIRD-PARTY CLAIMS THAT ARE SUBJECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8 OF THIS AGREEMENT, WILL EXCEED THE AMOUNTS PAID BY CLIENT FOR THE SERVICES UNDER THE APPLICABLE STATEMENT OF WORK, BUT EXCLUDING PASS-THROUGH COSTS, FOR THE [***] MONTH PERIOD IMMEDIATELY PRECEDING THE MONTH IN WHICH THE EVENT GIVING RISE TO THE LIABILITY OCCURRED MULTIPLIED BY A FACTOR OF [***].  THE FOREGOING LIMITATION OF LIABILITY REPRESENTS THE ALLOCATION OF RISK OF FAILURE BETWEEN THE PARTIES AS REFLECTED IN THE PRICING SET FORTH IN ANY STATEMENT OF WORK AND IS AN ESSENTIAL ELEMENT OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES.

(B)          EXCEPT FOR DAMAGES ARISING OUT OF A PARTY’S BREACH OF THE OBLIGATIONS OF CONFIDENTIALITY AS SET FORTH IN THIS AGREEMENT OR IN CONNECTION WITH A PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR AWARDED TO, OR RECOVERABLE BY (INCLUDING AS THE RESULT OF A SETTLEMENT), A THIRD-PARTY FOR THIRD-PARTY CLAIMS THAT ARE SUBJECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8 OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES, LOST PROFITS OR SAVINGS, LOSS OF INCOME, LOSS OF PRODUCTION, PUNITIVE DAMAGES, INJURY TO REPUTATION, LOSS OF CUSTOMERS OR BUSINESS, OR OTHERWISE, WHETHER ARISING OUT OF SAID PARTY’S PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, TORT (INCLUDING NEGLIGENCE BUT EXCLUDING GROSS NEGLIGENCE), WARRANTY, OR OTHERWISE, EVEN IF THE EXCLUSIVE REMEDIES PROVIDED HEREIN FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF A PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(C)        THE PROVISIONS OF THIS SECTION 8 SHALL NOT OPERATE TO LIMIT THE PARTIES’ ABILITY TO OBTAIN EQUITABLE RELIEF UNDER THIS AGREEMENT.

12.	Access and Accommodations.
Client acknowledges and agrees that the timely provision of and access to office accommodations, facilities, equipment and assistance, cooperation, complete and accurate information and data from its officers, agents, and employees, and suitably configured computer software, hardware and networks identified in the applicable Statement of Work are essential to the performance of any Services and that ARX’s ability to complete any Services may be dependent upon same.  If any of the aforementioned items are not provided or provided in such a way that impairs ARX’s ability to perform the Services, ARX shall so inform Client in writing, including the relevant specifics and details and applicable scheduling, milestone, and other accommodations shall be made under the applicable SOW.

AssistRx & Chiasma MSA	9

13.	Responsibility for Internal Controls.
Client is solely responsible for establishing and maintaining its own effective internal control system, record keeping, management decision-making and other management functions.  Client shall be fully and solely responsible for (a) applying independent business judgment with respect to the Services and the Deliverables; (b) making any implementation decision related thereto, and (c) determining further courses of action with respect to any matters addressed in any Deliverable or Service.

14.	Third Party Services.
Client agrees that ARX may utilize external third-party sources (“Third Party Vendors”) to provide certain services to Client.  Such services (“Third Party Services”) and the associated prices to be initially paid by Client therefore shall be listed in the applicable Statement of Work.  To the extent any Third Party Services are provided directly by the Third Party Vendor to Client hereunder, Client agrees that such services are confidential and proprietary trade secrets of the respective Third Party Vendors.  Accordingly, Client agrees to honor requests by ARX and Third Party Vendors to protect their proprietary rights in such data, including requests that Client place copyright notices or other proprietary legends on printed matter, print-outs, tapes, disks, film or any other medium of dissemination.  Client further agrees that all Third Party Services are provided by the Third Party Vendors on an “AS IS WITH ALL FAULTS” basis for Client’s internal use.  Client may use Third Party Services as normally required for statements, reports, and other documents necessary to support Client’s clients, however Client shall not engage any Third Party Vendor to provide any Third Party Services to other third-parties.  The Third Party Vendors MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS, OR ANY OTHER MATTER with respect to any of the Third Party Services or any such products.  ARX MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS, OR ANY OTHER MATTER with respect to any of the Third Party Services or any such products.  Neither ARX nor the Third Party Vendors shall be liable for any damages suffered by Client in the use of any of the Third Party Services, including liability for any incidental, consequential or similar damages.  ARX DOES NOT MAKE ANY WARRANTY OR REPRESENTATION REGARDING THE AVAILABILITY, RELIABILITY, SECURITY OR OPERATION OF THE INTERNET.  IN ADDITION, ARX IS NOT RESPONSIBLE FOR ANY FAILURE OF ANY ARX PRODUCTS, TECHNOLOGY OR SERVICES ACCESSED VIA THE INTERNET DUE TO THE AVAILABILITY, RELIABILITY, SECURITY OR OPERATION OF THE INTERNET.

15.	Insurance.
(A)          ARX’s Insurance.  During the term of this Agreement, ARX will maintain (i) commercial general liability insurance with limits of [***] combined single limit, per occurrence, or a combination of Commercial General Liability and Umbrella Liability, and (ii) Workers Compensation insurance as required by any Applicable Laws and Employer’s Liability insurance with a minimum of [***].  ARX shall provide Client with no less than [***] calendar days’ prior written notice of any cancellation of any such insurance coverage of ARX and with immediate written notice of any notice of cancellation received from the insurance company(ies) issuing the policies.  ARX shall name Client as an additional insured under its insurance coverage.  All insurance required to be maintained by ARX hereunder shall: (a) be written to insure losses on an “occurrence basis”;

(B)          Client’s Insurance.  Client will insure through a commercial policy the Products for general liability, completed operations, and products liability.  Client shall also maintain commercial general liability insurance.  Client’s general liability and products liability coverage shall be in an amount equal or greater than [***] per occurrence and [***] in the aggregate.  Client shall also maintain Workers’ Compensation insurance with limits as required by applicable laws and employer’s liability insurance with limits being no less than [***] per occurrence.  Client shall provide ARX with no less than [***] calendar days’ prior written notice of any cancellation of any such insurance coverage of Client and with immediate written notice of any notice of cancellation received from the insurance company(ies) issuing the policies.  Client shall name ARX as an additional insured under its insurance coverage.  All insurance required to be maintained by Client hereunder, except for Workers’ Compensation insurance shall: (a) be written to insure losses on a claims made basis; (b) provide that the coverage is “primary coverage” for the protection of Client and ARX notwithstanding any other coverage carried by Client or ARX protecting against similar risks, and any insurance policy of ARX shall be non-contributory.

AssistRx & Chiasma MSA	10

(C)          Certificates of Insurance.  Terms of all insurance coverage will be evidenced by certificates of insurance issued by recognized insurers to be furnished to the other Party at the place for notices provided under this Agreement.  All insurance required under this Section 15 will be rated by A.M. Best’s Rating Service as [***], and a class size of [***] or better.  Upon request, each Party will furnish certificates or memorandums of insurance to the other Party evidencing the insurance required by this Agreement.  Insurers will be licensed to do business in the state where operations are maintained.  ARX will not commence any Services until all of the insurance coverage required herein has been obtained by each Party.

16.	Miscellaneous.
(A)          Relationship of Parties.  The Parties are deemed independent for all purposes.  No provision of this Agreement is intended to create or will be construed to create any relationship between Client and ARX, other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement.  Neither Party, nor any of their respective representatives or employees, will be construed to be the partner, agent, employee, or representative of the other.  Neither Party shall have the authority to enter into agreements or make representations on behalf of, or otherwise bind, the other Party.  Each Party shall be responsible for the acts and omissions of its employees and subcontractors.  Neither Party’s employees, subcontractors, nor employees of a subcontractor shall be eligible to participate in any employee benefit program of the other Party by reason of this Agreement or by reason of the relationship between the Parties created by this Agreement.

(B)         Governing Law.  This Agreement and the relationship of the Parties hereunder will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to rules of conflicts of laws.

(C)          Force Majeure.  Neither Party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any Act of God, or any government or any governmental body, war, insurrection, acts of terrorism, the elements, strikes or labor disputes, or other similar or dissimilar cause beyond the control of such party.  Client acknowledges that the performance of certain of ARX’s obligations may require the cooperation of third-parties designated by Client and outside the control of ARX, and in the event such third-parties fail to cooperate with ARX in a manner that reasonably permits ARX to perform its obligations, such failures shall be considered as causes beyond the control of ARX for the purposes of this Section and shall not be the basis for a determination that ARX is in breach of any of its obligations under this Agreement or is otherwise liable.  This provision shall not relieve Client of its obligation to pay ARX for Services already rendered or to pay for any storage fees required under a Statement of Work, to the extent applicable, during the period of Force Majeure.  Furthermore, the affected Party must give notice, without undue delay, and will use its commercially reasonable efforts to avoid or remove such causes of non-performance.  Notwithstanding the foregoing, in the event that the affected Party’s failure or delay remains uncured for a period of [***] days following written notice given by it under this Section 16(C), either Party may thereafter terminate this Agreement upon [***] days’ written notice.

(D)          Assignment.  The rights and obligations under this Agreement may not be transferred or assigned to a third-party by Client without prior written consent of ARX.  Notwithstanding, Client may without consent make such an assignment to (i) any affiliate, or (ii) any successor in connection with a merger, acquisition, or sale or transfer of all or substantially all of the Client’s assets or business (together, “Permitted Assignments”); provided that the successor entity agrees in writing to assume all of the obligations of this Agreement.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and assigns.  ARX may not assign this agreement or any of its obligations or liabilities hereunder without Client’s prior written consent, and any attempted assignment or delegation without such consent shall be null and void.  Any permitted assignee shall assume all obligations of ARX under this Agreement, provided, however, that Company shall remain primarily liable for such obligations, and provided that, Client shall have a period of [***] months after the close of any permitted assignment to provide notice to vacate all obligations under this Agreement without penalty.

(E)          Subcontracting.  ARX shall have the right to subcontract performance of its hosting services, in which event the service terms provided by any third-party hosting provider (including, without limitation, any service levels) will be incorporated herein by reference.  Further ARX may subcontract delivery/postage services, IT services, translation services, electronic benefit verification services and electronic document execution services.  ARX shall be responsible for the work and activities of each of its subcontractors, including compliance with the terms of this Agreement and any Statement of Work.  Unless otherwise stated in an applicable SOW as a pass through cost, then ARX shall be responsible for all payments due to its subcontractors.

AssistRx & Chiasma MSA	11

(F)          Severability.  The provisions of this Agreement are severable, and any judicial determination by a court of competent jurisdiction that any provision(s) is invalid or unenforceable shall not affect the validity of enforceability of any other provision, but rather shall cause this Agreement first to be construed in all respects as if such invalid or unenforceable provision(s) were modified to terms which are valid and enforceable.

(G)        Survivability.  Any provisions of this Agreement creating obligations that by their terms extend beyond the term of this Agreement will survive the termination of this Agreement, regardless of the reason for the termination.  Without limiting the generality of the foregoing, the following provisions will survive any termination hereof: Sections 3, 4, 5, 6, 7, 8, 9(E), 9(F), 10(C), 11, 14, and 16, and all subsections and definitional provisions corresponding to the foregoing.

(H)         Use of Marks.  During the term of this Agreement, Client consents and agrees that ARX (and its affiliates and subcontractors) may use Client’s logo, trademarks and/or tradename, in ARX’s marketing materials.

(I)          Marketing and Promotional Materials; Press Releases.  Client is responsible for the marketing and promotion of Products in accordance with applicable laws.  Client must review and approve all written materials used by ARX in conjunction with the Services, prior to such materials being used.  The timing and content of any press releases relating to the relationship between the Parties will be subject to the mutual agreement of the Parties; provided that each Party may make reference to the existence of this Agreement and describe in general terms the relationship between the Parties in connection with any required securities filings without seeking prior consent.

(J)         Notices.  All notices required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (i) delivered to the appropriate address by hand, email or by nationally recognized overnight courier services (costs prepaid), or (ii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, and marked to the attention of the person (by name or title) designated below (or to such other address, or person as Party may designate by notice to the other Parties):

If to Client to:	Attn: Vice President & General Counsel 140 Kendrick Street, BLDG C East Needham, MA 02494

If to ARX to:	Attn: Edward Hensley Chief Commercial Officer, AssistRx, Inc. 4700 Millenia Boulevard, Suite 500 Orlando, Florida 32839

(K)         Solicitation and Hire of Employees.  The Parties agree that during the term of this Agreement, and for a period of [***] thereafter, neither Party will directly solicit for purposes of employment, or employ, any person presently employed by the other Party without the prior written consent of the current employing Party.  For purposes of this Agreement, “directly solicit” means to initially call or to initiate contact in any other manner with an employee of the other Party for the purpose of inducing such employee to leave his or her present position, but such term shall not include as wrongful any contact with, interview or hiring of those employees who (a) have answered standard advertisements, (b) have already resigned their positions without inducement by the other Party, or (c) initiate the contact with the other Party regarding employment with that Party.

(L)          Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of the Agreement, and all of which, when taken together, will be deemed to constitute one and the same Agreement.  Signatures to this Agreement transmitted by fax, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Agreement, will have the same effect as physical delivery of the paper document bearing the original signature.

AssistRx & Chiasma MSA	12

(M)        Interpretation.  The descriptive headings used herein are for convenience and reference only and do not limit the contents of this Agreement.  The headings do not interpret, modify, or in any way limit the meaning of this Agreement.  All pronouns and all variations thereof will be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the person, persons, or entity may require.  Furthermore: (i) the word “or” is used in the inclusive sense; and (ii) the word “including” means “including without limitation”.

(N)         Currency.  All payments, costs, expenses, charges and/or assessments that are due under or are to be made in accordance with this Agreement or any Statement of Work shall be in U.S. dollars.  Any reference to currency or dollars in this Agreement or any Statement of Work shall be to U.S. dollars.

(O)          Conflicts.  In cases of any conflicts between the terms of this Agreement and the terms of any Appendix or Exhibit to this Agreement, the terms of this Agreement will control.

(P)          No Rule of Strict Construction.  The Parties chose the language used in this Agreement to express their mutual intent.  No rule of strict construction will apply where evidence of intent otherwise is applicable.

(Q)        Third-Party Beneficiary Exclusion.  This Agreement is not a third-party beneficiary contract, nor will this Agreement create any rights on behalf of patients or any other third-parties as against ARX or Client.  Client and ARX reserve the right to amend, cancel, or terminate this Agreement without notice to, or consent of, any patient or other third-party.

(R)          Integration; Amendments.  This Agreement, and any other documents incorporated herein by reference, constitutes the entire understanding of the Parties hereto and supersedes any prior oral or written agreement or communication between the Parties with respect to the subject matter hereof.  No modification, alteration, or waiver of any term, covenant, or condition of this Agreement will be valid unless in writing and signed by both Parties.

(S)          Waiver.  No waiver of breach of any covenant or condition will be construed to be a waiver of any subsequent breach.  No act, delay, or omission done, suffered, or permitted by the Parties will be deemed to exhaust or impair any right, remedy, or power of the Parties hereunder.

(T)          Audit. ARX hereby accepts that Client or the representative of Client, may carry out an audit, at Client’s sole cost, no more than once annually for the sole purpose of verifying ARX’s compliance with its obligations under this Agreement and any SOW.

[SIGNATURES ON FOLLOWING PAGE]

AssistRx & Chiasma MSA	13

IN WITNESS WHEREOF, the Parties by their duly authorized representatives have caused this Agreement to be executed as of the Effective Date.

Chiasma, Inc.		ASSISTRX, INC.
BY:	/s/ Raj Kannan	BY:	/s/ Edward H. Hensley
Name:	Raj Kannan	Edward H. Hensley
Title:	CEO	Chief Commercial Officer
May 8, 2020		May 8, 2020

AssistRx & Chiasma MSA	14